Exhibit 21.1

List of Subsidiaries of Apollo Infrastructure Company LLC as of December 18, 2023

Name of Subsidiary	Jurisdiction of Incorporation or Organization
AIC Holdings 1-Y, L.P.	Delaware
AIC Holdings 1-Z, L.P.	Delaware
AIC Holdings 2-Y, L.P.	Delaware
AIC Holdings 2-Z, L.P.	Delaware
AIC Holdings 3-Z, L.P.	Delaware
AIC Intermediate Holdings (DC), LLC	Delaware
AIC Intermediate Holdings (FC), LLC	Cayman
AIC Intermediate Holdings (DC) (B), LLC	Delaware
AIC Intermediate Holdings (FC) (B), LLC	Cayman
AIC Holdings 1-Z(V), L.P.	Delaware
AIC Holdings 2-Y(B), L.P.	Delaware
AIC 2-Y Subsidiary, LLC	Delaware
AIC 2-Y(B) Subsidiary, LLC	Delaware
AIC 2-Z Subsidiary, LLC	Delaware
AIC 3-Z Subsidiary, LLC	Delaware